Exhibit 99.1

                                NORTH BAY BANCORP
                                Napa, California
                                  June 6, 2002

North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced plans for a $10 million participation in a trust preferred pooled transaction. This transaction is scheduled to fund within approximately 30 days.

President & CEO Terry Robinson noted that the funds from the issue, while possessing characteristics of a debt issue, qualify as capital for regulatory purposes. "This issue will provide our holding company with additional liquidity and assure us of maintaining sufficient regulatory capital to support our ambitious growth plans for The Vintage Bank and Solano Bank. Also, the liquidity and regulatory capital provided by the issue could position us to take advantage of an unanticipated expansion or acquisition opportunity that might arise in the future. The features of a trust preferred issue enable us to maintain excess capital for regulatory purposes without diluting our existing shareholders' ownership percentages," stated Robinson.

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.